[Ropes & Gray LLP Letterhead]
                           -----------, 2004

Putnam Tax-Free Income Trust
One Post Office Square
Boston, Massachusetts 02109

Ladies and Gentlemen:

We have acted as counsel to Putnam Tax-Free High Yield Fund (the "Fund"), a series of Putnam Tax-Free Income Trust (the "Trust"), in connection with the Registration Statement of the Trust on Form N-14 (the "Registration Statement"), under the Securities Act of 1933, as amended (the "Act"), relating to the proposed combination of the Fund with Putnam Municipal Income Fund (the "Target Fund"), and the issuance of shares of the Fund in connection therewith (the "Shares"), all in accordance with the terms of the Agreement and Plan of Reorganization among the Trust, the Target Fund and Putnam Investment Management, LLC (the "Agreement").

We have examined the Trust's Agreement and Declaration of Trust on file in the office of the Secretary of The Commonwealth of Massachusetts and the Trust's Bylaws, as amended, and are familiar with the actions taken by the Trust's Trustees in connection with the issuance and sale of the Shares. We have also examined such other documents and records as we have deemed necessary for the purposes of this opinion.

Based upon the foregoing, we are of the opinion that:

1. The Trust is a duly organized and validly existing unincorporated association under the laws of The Commonwealth of Massachusetts and is authorized to issue an unlimited number of its shares of beneficial interest.

2. The Shares have been duly authorized and, when issued in accordance with the Agreement, will be validly issued, fully paid, and nonassessable by the Trust.

The Trust is an entity of the type commonly known as a "Massachusetts business trust." Under Massachusetts law, shareholders could, under certain circumstances, be held personally liable for the obligations of the Fund. However, the Agreement and Declaration of Trust disclaims shareholder liability for acts or obligations of the Fund and requires that notice of such disclaimer be given in each note, bond, contract, instrument, certificate, or undertaking entered into or executed by the Trust or its Trustees. The Agreement and Declaration of Trust provides for indemnification out of the property of the Fund for all loss and expense of any shareholder of the Fund held personally liable solely by reason of his being or having been a shareholder. Thus, the risk of a shareholder's incurring financial loss on account of being a shareholder is limited to circumstances in which the Fund itself would be unable to meet its obligations.

                              Very truly yours,